Exhibit 99.1

SHAREHOLDER UPDATE: CREATIVE MEDICAL TECHNOLOGY HOLDINGS, INC.

Phoenix, AZ 8-14-18, (OTCQB-CELZ) Creative Medical Technology Holdings, Inc. announced today an update of its corporate activities.

Debt: Since our last 8k on debt reduction an additional $268,858.00 has been extinguished.

CaverStem™: Domestic recruitment, vetting and training of physicians on the CaverStem™ program for the use of the patients own stem cells for the treatment of erectile dysfunction is continuing post AUA Conference in May 2018.

We wish to welcome some of the physicians in the CaverStem program;

Elias Said MD and Mark Bieri MD located in Las Cruces, NM. (caverstem-nm.com)

Victor Liu MD located in San Francisco, CA, (caverstem-sanfrancisco.com)

David Brown MD located in San Diego, CA, (caverstem-sandiego.com)

Barton Wachs MD located in Orange County, CA, (caverstem-oc.com)

Sheldon Freedman MD located in Las Vegas, CA, (caverstem-lasvegas.com)

Perinchery Narayan MD at North Florida Urology with offices in Orlando, Ocala, Gainsville, St. Augustine and Palatka, Fl. (caverstem-northflorida.com)

CaverStem™ International:

Implementation of our contract with Promo Med continues to move forward. We are also currently working with Dr. Alexander Buchmann with Alto Uro in Bern Switzerland to establish the CaverStem™ program in Switzerland, Germany and Austria. We are pleased with the opportunity to work with a highly regarded physician such as Dr. Buchmann to expand CaverStem™ in Europe.

CaverStem™ Clincal Trial: As per our contract with LA BioMed, the results will be made available 12 months after the last patient was enrolled. This will occur the end of August 2018. Once the data is received, analyzed and peer reviewed, the results will be jointly released by our company and LA BioMed.

American Urological Association Regional Conference: We will be exhibiting at this conference in Chicago September 5-9, 2018.

StemSpine™: This patented technology for the use of stem cells for the treatment of degenerative disc disease represents the entry into a multi billion dollar market. The StemSpine™ model is the use of stem cells from bone marrow from the as with the CaverStem™ program.

AmnioStem™: The AmnioStem™ program is meeting our expected development milestones.

Stroke, Medical Wasting, Radiation Toxicity and other patents: Our intellectual property portfolio is meeting our expected milestones and we intend to release information as our progress continues.

Summary: We have faced challenges but we continue to grow our programs strategically and efficiently. We are optimistic with the progress and fundamentals of our company.

We wish to thank our shareholders for their continued support.

About Creative Medical Technology Holdings

Creative Medical Technology Holdings, Inc. is a commercial stage biotechnology company currently trading on the OTCQB under the ticker symbol CELZ. For further information about the company go to www.creativemedicaltechnology.com. For more information on our Caverstem™ procedure please go to www.caverstem.com.

Forward-Looking Statements

OTC Markets has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming clinical trials and laboratory results, marketing efforts, funding, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements. See the periodic and other reports filed by Creative Medical Technology Holdings, Inc. with the Securities and Exchange Commission and available on the Commission’s website at www.sec.gov.

Contact:

Timothy Warbington

Chief Executive Officer

Tel: (480) 789-9939